CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of
RADA Electronic Industries Ltd. for the registration of 6,305,892 of its Ordinary Shares and to the incorporation by reference therein of our report dated March 31, 2004, with respect to the consolidated financial statements and of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                    /s/ Kost Forer Gabbay and Kasierer
                                    KOST FORER GABBAY & KASIERER
                                    A Member of Ernst & Young Global

Tel Aviv, Israel
August 5, 2004